Dechert
1775 Eye Street, N.W.
Washington, D.C.  20006-2401

April 26, 2001


E*TRADE Funds
118 King Street
San Francisco, CA 94107

Re: E*TRADE Funds
    Post-Effective Amendment No. 30 to the
    Registration Statement on Form N-1A ("Registration Statement") (Registration Nos.: 333-66807, 811-09093)

Dear Madam or Sir:

We have acted as counsel for E*TRADE Funds (the "Fund"), a business trust organized and validly existing under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by the Fund of an indefinite number of authorized shares of beneficial interest under the Securities Act of 1933, as amended and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund's Certificate of Trust, Trust Instrument and its Bylaws.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Fund's Statement of Additional Information of the Registration Statement to be dated as of May 1, 2001, and in any revised or amended versions thereof under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.



Very Truly Yours,


/s/ Dechert